Exhibit 10.1

AMENDMENT

TO THE

CONSOLIDATED EDISON
THRIFT SAVINGS PLAN

Pursuant to the authority delegated to the Plan Administrator by the Board of Trustees, granted under the terms of The Consolidated Edison Thrift Savings Plan (the “Plan”) as set forth in Section 10.02, and the authority given to the Plan Administrator pursuant to Board resolutions dated July 15, 2004 and November 18, 2004, to amend the Plan for administrative changes, the undersigned approves the following amendment, effective January 1, 2016.

1.	Section 13.01(b) of the Plan is amended as follows:
Active employees may not rollover or transfer amounts between TRASOP Accounts and Plan Accounts. Former employees may rollover the value of their accounts to the Thrift Savings Plan as described in Section 3.06(b).

2.	Section 13.04 of the Plan is amended in its entirety as follows:

13.04    Distribution of Shares

(a) In General: Unless a Participant elects to defer, distribution of his or her TRASOP Account shall commence not later than 60 days after the close of the Plan Year in which the latest of the following events occurs: (1) the Participant attains age 65, (2) the 10th anniversary of the year in which the Participant commenced participation in the TRASOP, or (3) the Participant becomes disabled, dies or terminates employment with the Company or an Affiliate. Notwithstanding the foregoing, a Participant’s failure to make an affirmative written election to defer a distribution hereunder is deemed an election to defer the commencement of his or her TRASOP Account, subject to Section 13.04(a)(ii) below.

(i)
All distributions from a Participant’s TRASOP Account shall be made in Cash; provided, however, that a Participant or Beneficiary shall have the right to elect to receive a distribution, other than a distribution upon termination of the TRASOP, in Shares by contacting the Record Keeper to request such a distribution. Participants must have an established brokerage account in order to receive Shares. Shares requested in accordance with this Section 13.04 shall be delivered, or a cash distribution in respect of such Shares shall be made to the Participant, as soon as practicable after the effective date of the application

(ii) Unless a Participant elects to commence distribution of his or her TRASOP Account sooner, in accordance with this Section 13.04, distribution of a Participant’s TRASOP Account shall be made no later than the Participant’s Required Beginning Date as defined in Section 7. Distributions shall be made as a lump sum payment of a Participant’s TRASOP Account balance.

(b)
In-Service Distributions. Notwithstanding any provision to the contrary, any Participant who is an active employee of the Company and who has held Shares in his or her TRASOP Account for at least eighty-four months may elect to receive a full or partial distribution of his or her TRASOP Account in Shares or its cash equivalent.

(c)	Distributions following Disability or Termination of Employment.
Following a disability or a termination of employment, a Participant may elect a distribution any time prior to his or her Required Beginning Date as set forth in Section 13.04(e).
(d)Distributions upon Participant’s Death.

Distributions in respect of Shares allocated to the Participant’s TRASOP Account shall be made to the Participant’s Beneficiary in a lump sum as soon as practicable following confirmation of the Participant’s death.
(e)    Form of Distribution.

(i)	A Participant may elect to receive a distribution of his or her TRASOP Account as a full or partial lump sum.

(ii)
Accounts of $1,000 or less. A terminated Participant with an Account Balance equal to or less than $1,000 shall receive a distribution of his or her account in a single lump sum distribution as soon as practicable following termination.

(f)	Units. The interests of a TRASOP Participant in his or her TRASOP Account shall be measured in units, the number and value of which shall be determined daily.

(g)
Operation of Fund. Except in the case of a final distribution from a Participant’s TRASOP Account, all distributions in Shares from such TRASOP Account shall be made in respect of whole Shares only, and any fractional Share which is otherwise distributable shall be purchased from the Participant by the Trustee and distributed as a cash payment. In the case of a final distribution from a Participant’s TRASOP Account (except a distribution upon termination of the TRASOP), such distribution shall be made in respect of the number of whole Shares then remaining in the Participant’s TRASOP Account, together with a cash payment in respect of any fractional Share. The Trustee, in each such case, shall purchase such fractional Share from the Participant at a price equal to the cash payment to be made to the Participant. Whenever the Trustee requires funds for the purchase of fractional Shares, such funds shall be drawn from the accumulated income of the TRASOP Trust Fund, if any, and otherwise shall be advanced by the Company upon the Trustee’s request, subject to reimbursement from future income of the TRASOP Trust. All fractional Shares so purchased by the Trustee shall be allocated to the TRASOP Account of the remaining Participants at such intervals as shall be determined by the Plan Administrator, but no later than the end of the next succeeding Plan Year. The Trustee shall sell any Shares in respect of which a cash distribution is to be made. The Trustee may make such sales on any securities exchange where Shares are traded, in the over-the-counter market, or in negotiated transactions. Such sales may be on such terms as to price, delivery and otherwise as the Trustee may determine to be in the best interests of the Participants. The Trustee shall complete such sales as soon as practical under the circumstances having due regard for any applicable requirements of law affecting the timing or manner of such sales. All brokerage commissions and other direct selling expenses incurred by the Trustee in the sale of Shares under this Subsection shall be paid as provided in Section 10.05.

Upon any termination of the TRASOP, the Trust shall continue until all Shares which have been allocated to Participants’ TRASOP Accounts have been distributed to the Participants, unless the Board directs an earlier termination of the TRASOP Trust Fund. Upon the final distribution of Shares, or at such earlier time as the Board shall have fixed for the termination of the TRASOP Trust Fund, the Plan Administrator shall direct the Trustee to allocate to the Participants any Shares then held by the Trustee and not yet allocated, and the Trustee shall distribute to the Participants any whole Shares which have been allocated to their TRASOP Accounts but which have not been distributed, shall sell all fractional Shares and distribute the proceeds to the respective Participants entitled to such fractional Shares, shall liquidate any remaining assets (other than Shares) held by the TRASOP Trust Fund, and shall apply the proceeds of such liquidation and any remaining funds held by the Trustee, the disposition of which is not otherwise provided for, to a distribution to all Participants then receiving a final distribution of Shares, in proportion to the whole and fractional Shares to which each is entitled; and the TRASOP Trust Fund shall thereupon terminate.

IN WITNESS WHEREOF, the Plan Administrator has caused this Amendment to be executed this 13th day of June, 2016.

By:	/s/ Richard Bagwell
Richard Bagwell
Plan Administrator of the Consolidated Edison Thrift Savings Plan

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